Exhibit 99.1

Semper Paratus Acquisition Corporation Announces Pricing of $300 Million Initial Public Offering

November 3, 2021 [5:00] PM Eastern Daylight Time

NEW YORK—(CISION PR NEWSWIRE)—Semper Paratus Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 30,000,000 units, at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, Thursday, November 4, 2021, under the ticker symbol “LGSTU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “LGST” and “LGSTW,” respectively.

The offering is expected to close on November 8, 2021, subject to customary closing conditions.

Cantor Fitzgerald & Co. is acting as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022.

A registration statement relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT SEMPER PARATUS ACQUISITION CORPORATION

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target. The Company is supported by an executive team led by its Executive Chairman, Richard N. Peretz and Vice Chairman Hooman Yazhari, and a management team led by CEO B. Ben Baldanza, President Jeff Rogers, Chief Financial Officer Philippe J. Kurzweil, and board members Paul P. Jebely, Brad Stewart, and Parizad Olver Parchi.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Semper Paratus Acquisition Corporation

Philippe J. Kurzweil

Chief Financial Officer

Tel: (646) 807-8832

Email: pj@semperparatusspac.com